EXHIBIT 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS THIRD QUARTER RESULTS
Ann Arbor, Michigan — October 29, 2007
     Kaydon Corporation (NYSE:KDN) today announced its results for the third quarter ended September 29, 2007.
•	Order entry was a third-quarter record $117.3 million, resulting in record quarter-end backlog of $211.4 million.

•	Sales were a third-quarter record $107.4 million, versus $99.7 million during last year’s third quarter.

•	Operating income, including $1.0 million of relocation and expansion costs, equaled $24.5 million compared to $24.9 million.

•	Net income equaled $17.1 million compared to $17.6 million.

•	Diluted earnings per share was $.54, versus $.55 last year.

•	Share repurchases in third quarter total $15.4 million, as strong cash flow supports capital allocation initiatives and financial flexibility.
     Third quarter sales increased 7.7 percent to a third-quarter record $107.4 million. Operating income and diluted earnings per share of $.54 declined slightly compared to last year’s strong third quarter. Third quarter 2007 operating income included expenses totaling approximately $1.0 million related to the Company’s wind energy expansion ramp up and the relocation of a portion of its Sealing Products business. The prior third quarter benefited from $0.8 million in one-time operating income benefits and a one-time tax benefit totaling $0.5 million. Order entry during the quarter of $117.3 million was a third-quarter record, resulting in record quarter-end backlog of $211.4 million, reflecting strength in most of Kaydon’s key end-markets.
     James O’Leary, President and Chief Executive Officer commented, “We are pleased with the strong sales and orders achieved during the third quarter. Our net income and earnings per share were strong as compared to an outstanding performance in the prior third quarter. Our order intake was a third-quarter record and the resultant record $211.4 million backlog provides positive momentum through the fourth quarter and in to 2008. As also announced today, the addition of Avon Bearings to our market-leading bearings business broadens our strategic position in a number of markets while adding immediate capacity to our growing wind energy platform.”

Third Quarter 2007 Results
     Sales during the third quarter of 2007 equaled a record $107.4 million, a 7.7 percent increase compared to $99.7 million during a strong third quarter of 2006. All of the Company’s reporting segments experienced higher sales volumes. Gross profit equaled $43.3 million or 40.3 percent of sales for the third quarter of 2007 as compared to $40.9 million or 41.0 percent of sales for the third quarter of 2006. Third quarter gross profit included expenses totaling approximately $0.6 million related to the ramp up of our wind energy expansion and to the relocation of a portion of our Sealing Products business. As compared to the current period, the third quarter of 2006 benefited from an exceptionally strong performance in our military business.
     Selling, general, and administrative expenses, including expenses totaling approximately $0.3 million related to the wind energy expansion, equaled $18.8 million or 17.5 percent of sales during the third quarter of 2007 as compared to $16.0 million or 16.1 percent of sales during the third quarter of 2006. SG&A expenses during the third quarter 2006 were favorably impacted by an insurance refund and by a reduction of environmental reserves, totaling approximately $0.8 million.
     Operating income decreased to $24.5 million, in the third quarter of 2007, equal to 22.8 percent of sales, compared to $24.9 million, or 25.0 percent of sales, in the third quarter of 2006.
     Interest income increased to $4.8 million during the third quarter of 2007, compared with $4.4 million during the third quarter of 2006, due to higher average rates earned on higher average cash and short-term investment balances.
     The effective tax rate during the third quarter of 2007 was 36.1 percent, which is expected to carry through the remainder of 2007. The effective tax rate during the third quarter of 2006 was 34.6 percent primarily as the result of a $0.5 million tax benefit related to the Company’s disposition of an idle facility.
     Net income for the third quarter of 2007 was $17.1 million or $.54 per share on a diluted basis, based on 34.7 million common shares outstanding. During the third quarter of 2006 Kaydon generated net income of $17.6 million or $.55 per share on a diluted basis, based on 34.8 million common shares outstanding.
     Order entry during the third quarter of 2007 increased 25.9 percent compared to 2006, and equaled a record $117.3 million. Total orders booked in last year’s third quarter equaled $93.2 million. Orders are historically lower during the third quarter of each year due to seasonal business patterns. Backlog equaled $211.4 million at the end of the third quarter 2007, a 36.4 percent increase compared to a backlog of $155.0 million at the end of the third quarter 2006.
     Net cash flow from operating activities during the third quarter 2007 equaled $10.1 million, compared to third quarter 2006 cash flow from operations of $17.5 million. The decline was largely due to the Company’s contribution of $23.2 million to its previously underfunded pension plans during the quarter. This contribution should substantially eliminate future contributions, and should be modestly accretive.
     Free cash flow, as defined by the Company and a non-GAAP liquidity measure, was a negative $6.7 million, during the third quarter 2007, as compared to positive free cash flow of $9.6 million during 2006. Capital expenditures were $16.8 million during this year’s third quarter, or $9.0 million higher than the third quarter last year, as we continued our investment in capacity expansion, particularly wind energy. Free cash flow for the last twelve months ended September 29, 2007 totaled $34.0 million, as compared to $44.3 million in the prior year’s comparable period. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.
     EBITDA, as defined by the Company and a non-GAAP liquidity measure, equaled $29.3 million, or 27.3 percent of sales, during the third quarter 2007, as compared to $29.1 million, or 29.1 percent of sales, during the third quarter 2006. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
Capital Allocation Initiatives
     During the third quarter 2007, the Company paid common stock dividends of $3.4 million, and repurchased 295,800 shares of Company common stock for $15.4 million. Year-to-date share repurchases total 455,000 shares for $22.6 million. The Company's ability to generate high cash flow in excess of required capital investment, and its strong balance sheet, enable the Company to prudently return capital to its shareholders through opportunistic share repurchases and periodically increased dividends.
Year to date 2007 Results
     Sales during the first three quarters of 2007 increased $23.8 million, or 7.8 percent, to $327.7 million compared with the first three quarters of 2006. Year to date operating income increased $4.4 million, or 5.9 percent, to $79.1 million. For the first three quarters net income and diluted earnings per share were up 6.1 percent and 5.6 percent, respectively, compared with the same period of 2006.
Segment Discussion
     During the third quarter of 2007, sales of the Friction Control Products segment increased $2.5 million or 4.3 percent, to $60.0 million, when compared with third quarter 2006. Sales of split roller bearings and sales to the machinery, wind energy, and medical markets improved, while sales to the military, non-wind heavy equipment, and semiconductor markets were lower than the prior third quarter. Third quarter 2007 operating income decreased 11.3 percent, to $15.0 million, impacted by the product mix shifts including the continued strong growth in the lower, but still high, margin split roller bearings business, the ramp up costs of our wind energy program, and the absence of a $0.5 million insurance refund recorded in third quarter 2006. As compared to the current period, the third quarter of 2006 benefited from an exceptionally strong performance in our military business.
     Third quarter 2007 sales of the Velocity Control Products segment, of $16.5 million, increased 13.1 percent over the prior third quarter with strong sales by both our U.S. and

German operations. Operating income of $4.5 million increased 28.8 percent over third quarter 2006, primarily as the result of higher sales and resultant operating leverage.
     Sales of the Sealing Products segment increased 16.4 percent, to $12.0 million, compared with last year’s third quarter sales of $10.3 million. Operating income grew 32.0 percent to $2.2 million, driven by higher sales.
     Sales of the Company’s remaining businesses equaled $18.8 million during the third quarter of 2007, an increase from third quarter 2006 of $1.6 million or 9.3 percent. Sales growth was achieved in each of our remaining businesses. Operating income increased due to higher sales volume particularly in our liquid and air filtration businesses, and from the benefits of a plant consolidation at our liquid filtration business completed last year.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, alternative-energy, and aftermarket customers.
# # #
     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a third quarter 2007 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-877-723-9502 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at: http://www.vcall.com/IC/CEPage.asp?ID=121510 or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Third Quarter 2007 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Monday, November 5, 2007 at 11:59 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 4255633.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as

“believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances.
     Certain non-GAAP liquidity measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	James O’Leary	READ IT ON THE WEB
	President and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 2025

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Third Quarter Ended		First Three Quarters Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006
Net sales	$107,365,000	$99,676,000	$327,653,000	$303,845,000
Cost of sales	64,069,000	58,795,000	191,551,000	177,824,000

Gross profit	43,296,000	40,881,000	136,102,000	126,021,000
Selling, general, and administrative expenses	18,840,000	16,011,000	57,006,000	51,356,000

Operating income	24,456,000	24,870,000	79,096,000	74,665,000
Interest expense	(2,390,000)	(2,390,000)	(7,142,000)	(7,189,000)
Interest income	4,752,000	4,363,000	14,133,000	11,686,000

Income before income taxes	26,818,000	26,843,000	86,087,000	79,162,000
Provision for income taxes	9,681,000	9,285,000	31,077,000	27,311,000

Net income	$17,137,000	$17,558,000	$55,010,000	$51,851,000

Weighted average common shares outstanding
Basic	27,659,000	27,819,000	27,789,000	27,833,000
Diluted	34,655,000	34,758,000	34,786,000	34,770,000

Earnings per share
Basic	$0.62	$0.63	$1.98	$1.86

Diluted	$0.54	$0.55	$1.71	$1.62

Dividends declared per share	$0.15	$0.12	$0.39	$0.36

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

	September 29,	December 31,
	2007	2006
Assets:
Cash and cash equivalents	$260,349,000	$370,789,000
Short-term investments	90,000,000	—
Accounts receivable, net	59,941,000	54,066,000
Inventories, net	66,744,000	56,043,000
Other current assets	13,292,000	17,012,000

Total current assets	490,326,000	497,910,000

Property, plant and equipment, net	124,041,000	95,280,000

Goodwill, net	120,209,000	119,484,000
Other intangible assets, net	19,066,000	21,271,000
Other assets	2,320,000	3,611,000

Total assets	$755,962,000	$737,556,000

Liabilities and Shareholders’ Equity:

Accounts payable	$23,530,000	$23,044,000
Accrued expenses	31,258,000	28,588,000

Total current liabilities	54,788,000	51,632,000

Long-term debt	200,000,000	200,000,000
Long-term liabilities	38,034,000	52,744,000

Total long-term liabilities	238,034,000	252,744,000

Shareholders’ equity	463,140,000	433,180,000

Total liabilities and shareholders’ equity	$755,962,000	$737,556,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Third Quarter Ended		First Three Quarters Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income	$17,137,000	$17,558,000	$55,010,000	$51,851,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	2,807,000	2,682,000	8,553,000	8,375,000
Amortization of intangible assets	758,000	770,000	2,272,000	2,308,000
Amortization of stock awards	1,103,000	765,000	4,307,000	2,358,000
Stock option compensation expense	200,000	30,000	470,000	246,000
Excess tax benefit from stock-based compensation	(75,000)	(38,000)	(232,000)	(585,000)
Deferred financing fees	387,000	387,000	1,161,000	1,161,000
Net change in receivables, inventories and trade payables	2,937,000	(2,775,000)	(15,282,000)	(12,449,000)
Net change in other assets and liabilities	(15,104,000)	(1,926,000)	(8,897,000)	2,086,000

Net cash from operating activities	10,150,000	17,453,000	47,362,000	55,351,000

Cash flows used in investing activities:
Additions to property, plant and equipment, net	(16,821,000)	(7,845,000)	(37,001,000)	(15,425,000)
Purchase of available-for-sale securities	(162,606,000)	—	(162,606,000)	—
Sales of available-for-sale securities	72,606,000	—	72,606,000	—

Net cash used in investing activities	(106,821,000)	(7,845,000)	(127,001,000)	(15,425,000)

Cash flows from (used in) financing activities:
Cash dividends paid	(3,391,000)	(3,386,000)	(10,154,000)	(10,148,000)
Payments on debt	—	(17,000)	—	(49,000)
Excess tax benefit from stock-based compensation	75,000	38,000	232,000	585,000
Proceeds from exercise of stock options	24,000	—	99,000	1,003,000
Purchase of treasury stock	(15,426,000)	—	(22,612,000)	(3,404,000)

Net cash used in financing activities	(18,718,000)	(3,365,000)	(32,435,000)	(12,013,000)

Effect of exchange rate changes on cash and cash equivalents	1,596,000	(56,000)	1,634,000	808,000

Net increase (decrease) in cash and cash equivalents	(113,793,000)	6,187,000	(110,440,000)	28,721,000

Cash and cash equivalents — Beginning of period	374,142,000	343,338,000	370,789,000	320,804,000

Cash and cash equivalents — End of period	$260,349,000	$349,525,000	$260,349,000	$349,525,000

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	Third Quarter Ended		First Three Quarters Ended
	September 29,	September 30,	September 29,	September 30,
Net sales	2007	2006	2007	2006

Friction Control Products
External customers	$59,990	$57,456	$185,519	$175,133
Intersegment	31	83	145	146

	60,021	57,539	185,664	175,279

Velocity Control Products
External customers	16,534	14,623	48,359	43,419

Sealing Products
External customers	12,018	10,339	35,571	31,982
Intersegment	(18)	(30)	(97)	(71)

	12,000	10,309	35,474	31,911

Other
External customers	18,823	17,258	58,204	53,311
Intersegment	(13)	(53)	(48)	(75)

	18,810	17,205	58,156	53,236

Total consolidated net sales	$107,365	$99,676	$327,653	$303,845

	Third Quarter Ended		First Three Quarters Ended
	September 29,	September 30,	September 29,	September 30,
Operating income	2007	2006	2007	2006

Friction Control Products	$14,977	$16,882	$49,898	$50,586
Velocity Control Products	4,478	3,477	12,792	10,460
Sealing Products	2,182	1,653	6,613	4,388
Other	2,158	799	7,976	4,257

Total segment operating income	23,795	22,811	77,279	69,691
State income tax provision included in segment operating income	664	745	2,229	2,256
Items not allocated to segment operating income	(3)	1,314	(412)	2,718
Interest expense	(2,390)	(2,390)	(7,142)	(7,189)
Interest income	4,752	4,363	14,133	11,686

Income before income taxes	$26,818	$26,843	$86,087	$79,162

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in Thousands)
          Free cash flow, as defined (non-GAAP)

	Third Quarter Ended		First Three Quarters Ended		LTM
	September 29,	September 30,	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006	2007	2006
Net cash from operating activities (GAAP)	$10,150	$17,453	$47,362	$55,351	$81,871	$65,455
Capital expenditures	(16,821)	(7,845)	(37,001)	(15,425)	(47,870)	(21,142)

Free cash flow, as defined (non-GAAP)	$(6,671)	$9,608	$10,361	$39,926	$34,001	$44,313

Kaydon’s management believes free cash flow, as defined above and a non-GAAP liquidity measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.
          EBITDA, as defined (non-GAAP)

	Third Quarter Ended		First Three Quarters Ended		LTM
	September 29,	September 30,	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006	2007	2006
Cash flow from operating activities (GAAP)	$10,150	$17,453	$47,362	$55,351	$81,871	$65,455
Net change in receivables, inventories and trade payables	(2,937)	2,775	15,282	12,449	4,092	6,083
Net change in other assets and liabilities	15,104	1,926	8,897	(2,086)	7,997	13,189
Other, net	(312)	(379)	(957)	(822)	(1,334)	(1,209)
Net interest (income)/expense	(2,362)	(1,973)	(6,991)	(4,497)	(9,193)	(5,166)
Income tax expense	9,681	9,285	31,077	27,311	39,637	33,105

EBITDA, as defined (non-GAAP)	$29,324	$29,087	$94,670	$87,706	$123,070	$111,457

Kaydon’s management believes EBITDA, as defined above and a non-GAAP liquidity measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.